EXHIBIT 10.10

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and FATE THERAPEUTICS, INC. (“Fate”), a corporation having a principal place of business at 3535 General Atomics Court, Suite 200, San Diego, CA 92121, is effective on the 2nd day of May, 2013 (“Effective Date”).

1	BACKGROUND

Stanford has an assignment of an invention “Wnt Compositions and Methods of Use Thereof” that was invented in the laboratory of Dr. Christopher Garcia, a Howard Hughes Medical Institute (“HHMI”) medical investigator, and is described in Stanford Docket [***]. The invention was made in the course of research supported by HHMI. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

2	DEFINITIONS

2.1	“Affiliates” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with Fate; and for this purpose, ‘control’ of a corporation means the direct or indirect ownership of at least fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of a fifty percent (50%) or greater interest in the income of such entity.

2.2	“Confidential Information” means any and all reports and records provided by Fate to Stanford in accordance with this Agreement, including reports under Sections 6.3, 8.1, and 8.3, and records under Section 8.4. Information shall not be considered confidential to the extent that either party can establish by competent proof that it:

(a) Is publicly disclosed through no fault of the receiving party, either before or after it becomes known to the receiving party; or

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(b) Was known to the receiving party without obligation of confidentiality prior to the date of this Agreement, which knowledge was acquired independently and not from the disclosing party (including such party’s employees, consultants or agents); or

(c) Is subsequently disclosed to the receiving party without obligation of confidentiality in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by a receiving party; or

(d) Has been published by a third party not in breach of any obligation of confidentiality; or

(e) Was independently developed by the receiving party without the use of or reliance on the Confidential Information of the disclosing party.

2.3	“Customer” means any individual or entity that receives Licensed Products for their own end use and not for further sale, transfer, lease, exchange or other disposition. For clarity, an Affiliate or sublicensee shall be deemed a Customer only to the extent it is an end user of the Licensed Products that are not intended for further sale, transfer, lease, exchange or other disposition.

2.4	“Exclusive” means that, subject to Articles 3 and 5, as applicable, Stanford has not and will not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

2.5	“HHMI Indemnitees” means HHMI and its trustees, officers, employees, and agents.

2.6	“Licensed Field of Use” means the treatment, prevention, palliation of diseases, conditions, syndromes and maladies of humans and animals.

2.7	“Licensed Patents” means (i) Stanford’s [***], and any patent applications corresponding thereto; (ii) patents issued from [***], and from divisionals and continuations of these applications and any reissues of such patents; (iii) claims of continuation-in-part applications and patents directed to subject matter specifically described in [***]; and (iv) claims of all foreign patent applications, patents, and other intellectual property which are directed to subject matter specifically described in [***].

2.8	“Licensed Product” means any device, composition, product or part of a product in the Licensed Field of Use, the manufacture, use, sale, offer for sale or import of which, but for the licenses granted herein, would infringe a Valid Claim of a Licensed Patent.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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2.9	“Licensed Territory” means worldwide.

2.10	“Net Sales” means all gross revenue actually received by Fate, its Affiliates or sublicensees from the sale of Licensed Products to Customers. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately itemized):

(A)	import, export, excise, tariff, use and sales taxes, and custom duties;

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C)	costs of installation at the place of use;

(D)	credit for returns, rejections, allowances, recall expenses, or trades;

(E)	cash, trade or quantity discounts actually granted to Customers and retroactive price reductions applicable to sales of Licensed Products; and

(F)	fees paid to distributors.

For the avoidance of doubt, transfers of a Licensed Product between any of Fate, an Affiliate or a sublicensee for sale by the transferee shall not be considered Net Sales hereunder.

If a Licensed Product is sold or used in combination with one or more products, compositions, processes or services which are not Licensed Products (hereinafter collectively, “Combination Product”), then Net Sales from such Combination Product means the gross revenue actually received for the sale to Customers, less the deductions set forth above, multiplied by a proration factor. This proration factor shall be determined as follows:

(1)	If on a country-by-country basis all components of the Combination Product were sold separately, the proration factor shall be determined by the formula [A/(A+B)], where A is the average gross selling price of the Licensed Product components sold separately by Fate, its Affiliates or sublicensee, and B is the average gross selling price of such other components of the Combination Product when sold separately;

(2)	If on a country-by-country basis the other component(s) other than the Licensed Product in the Combination Product were not all sold separately, the proration factor shall be determined by the formula A/C, where A is the average gross selling price of the Licensed Product sold separately by Fate, its Affiliates or sublicensee, and C is the average gross selling price of the Combination Product; or

(3)	If on a country-by-country basis neither the Licensed Product nor all of the other component(s) in the Combination Product were sold separately, then the proration factor shall be determined in a consistent and equitable manner that reflects the contribution of the Licensed Product to the payments received from Net Sales of such Licensed Product as the parties shall in good faith negotiate and agree.

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2.11	“Stanford Indemnitees” means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents.

2.12	“Sublicensing Revenue” means all upfront fees and other payments received by Fate from all sublicensees in consideration of a grant of rights to the Licensed Patents by Fate to such sublicensees. The following consideration or payments received by Fate shall be excluded from the calculation of sublicensing consideration due to Stanford with respect to an applicable sublicense: (i) royalties paid by sublicensees (which will be at the Earned Royalty rate specified in Section 7.6); (ii) equity or debt at fair market value; (iii) payments to reimburse patent prosecution, defense, enforcement costs and maintenance and/or other related expenses; (iv) reimbursements for costs for research, development or commercialization activities (including payments for full time employees); and (v) milestone payments to the extent that Fate pays Stanford the milestone amounts specified in Section 7.5. To the extent that rights other than the Licensed Patents are sublicensed, the consideration received will be equitably apportioned between those Patent Rights and those other rights. In the event that Stanford disputes the apportionment of consideration, the parties agree to meet and discuss to resolve the issue.

2.13	“Valid Claim” means (a) a claim in an issued and unexpired patent included in the Licensed Patents that: (i) has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and is not subject to appeal, (ii) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (iii) has not been lost through an interference, reexamination or reissue proceeding; or (b) a pending claim of a patent application included in the Licensed Patents that has not been pending for more than seven years or cancelled, withdrawn, abandoned or finally disallowed, without the possibility of appeal or refiling of such application.

3	GRANT

3.1	Grant. Subject to the terms and conditions of this Agreement, Stanford hereby grants Fate and Fate’s Affiliates a license under the Licensed Patents in the Licensed Field of Use to make, have made, use, have used, sell, have sold, offer to sell, have offered to sell, lease, have leased, import and have imported Licensed Products in the Licensed Territory.

3.2	Exclusivity. The license is Exclusive, including the right to sublicense under Article 4, in the Licensed Field of Use during the Term of this Agreement.

3.3

Retained Rights. Stanford retains the right, on behalf of itself and all other non-profit academic research institutions, to practice the Licensed Patents for any non-profit purpose, including sponsored research and collaborations. Fate agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution. Stanford and any such other

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institution have the right to publish any information included in the Licensed Patents. Fate acknowledges that Stanford has granted to HHMI a perpetual, paid-up, irrevocable, worldwide, royalty-free, nonexclusive, nontransferable license to use the Licensed Patents for HHMI’s research purposes, but with no right to assign or sublicense (“HHMI License”). The licenses granted are explicitly made subject to the HHMI License.

3.4	Specific Exclusion. Stanford does not:

(A)	grant to Fate any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under the Licensed Patents, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patents, or are required to exploit any Licensed Patents;

(B)	commit to Fate to bring suit against third parties for infringement, except as described in Article 14; and

(C)	agree to furnish to Fate any technology or technological information or to provide Fate with any assistance.

3.5	[***].

4	SUBLICENSING

4.1	Permitted Sublicensing. Fate may grant sublicenses under the rights granted in Section 3.1 in the Licensed Field of Use only if Fate is actively pursuing development or commercialization of Licensed Products. Sublicenses with any exclusivity must include diligence requirements sufficient to enable Fate and sublicensee to comply with this Agreement.

4.2	Required Sublicensing. If Fate is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a sublicensee, Fate will, at Stanford’s written request, negotiate in good faith a sublicense with any such sublicensee. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

4.3	Any sublicense:

(A)	is subject to this Agreement;

(B)	will reflect that any sublicensee will not further sublicense without prior written consent from Stanford, which consent shall not be unreasonably withheld;

(C)	will prohibit sublicensee from paying royalties to an escrow or other similar account;

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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(D)	will expressly include the provisions of Articles 8, 9, 10, 13 and Section 20.5 for the benefit of Stanford and/or HHMI as the case may be; and

(E)	will include the provisions of Section 4.4 and require the transfer of all the sublicensee’s obligations to Fate, including the payment of royalties specified in the sublicense, to Stanford or its designee, if this Agreement is terminated.

4.4	Litigation by Sublicensee. Any sublicense must include the following clauses:

(A)	In the event sublicensee brings any court action seeking to invalidate any Licensed Patent:

(1)	sublicensee will [***] during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a Licensed Patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will [***];

(2)	sublicensee will have no right to recoup any royalties paid before or during the period challenge;

(3)	any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum;

(4)	sublicensee shall not pay royalties into any escrow or other similar account.

(B)	Sublicensee will provide written notice to Stanford at least [***] prior to bringing an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.5	Copy of Sublicenses. Fate will submit to Stanford a copy of each sublicense. Fate may redact those portions of such sublicense(s) that are not necessary for Stanford to determine whether Fate is in compliance with its obligations under this Agreement. Each sublicense and any information provided by Fate to Stanford under this Article 4 shall be deemed to be Confidential Information of Fate.

4.6	Sharing of Sublicensing Revenue. Fate will pay to Stanford:

(A)	[***] percent ([***]%) of Sublicensing Revenue received by Fate from sublicensees for sublicenses to the Licensed Patents granted [***].

(B)	[***] percent ([***]%) of Sublicensing Revenue received by Fate from sublicensees for sublicenses to the Licensed Patents granted [***].

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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(C)	[***] percent ([***]%) of Sublicensing Revenue received by Fate from sublicensees for sublicenses to the Licensed Patents granted [***].

Notwithstanding the foregoing, in the event that rights other than the Licensed Patents are sublicensed, the consideration received will be equitably apportioned between the Patent Rights and those other rights, and it is understood and agreed by the parties that the maximum aggregate amount payable by Fate to Stanford with respect to such sublicense, whether such revenue is owed as Sublicensing Revenue under this Agreement or any other license agreements entered into between Fate and Stanford, shall not be greater than [***] percent ([***]%) of all upfront fees and other payments received by Fate in consideration of the grant of such sublicense.

4.7	Royalty-Free Sublicenses. If Fate pays all royalties due Stanford under this Agreement from a sublicensee’s Net Sales, Fate may grant that sublicensee a royalty-free or non-cash:

(A)	sublicense or

(B)	cross-license.

4.8	Permitted Subcontracting. The license granted by Stanford in Section 3.1 includes the right to engage in Permitted Subcontracting, as defined herein. “Permitted Subcontracting” shall include the grant by Fate, its Affiliate, or sublicensee of rights under this Agreement to (i) third parties contractually bound to Fate, an Affiliate or sublicensee for the sole purpose of marketing or promoting a Licensed Product, (ii) third party contract research organizations contractually bound to Fate, an Affiliate or sublicensee with no other rights under Licensed Patents other than to perform research and development on behalf of Fate, an Affiliate or sublicensee; and (iii) third party contract manufacturing organizations contractually bound to Fate, an Affiliate or sublicensee with no other rights under Licensed Patents than to manufacture on behalf of Fate, an Affiliate or sublicensee. For clarity, Permitted Subcontracting is not considered sublicensing of rights under this Agreement.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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5	GOVERNMENT RIGHTS

In the event that this Agreement is subject to Title 35 Sections 200-204 of the United States Code., these provisions (i) provide the United States Government with nonexclusive rights in the Licensed Patent; and (ii) impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States.” If such provisions are applicable to this Agreement, Fate will ensure all obligations of these provisions are met.

6	DILIGENCE

6.1	Milestones. Because the invention is not yet commercially viable as of the Effective Date, Fate will use commercially reasonable efforts to develop, manufacture, and commercialize at least one Licensed Product and will use commercially reasonable efforts to develop markets for such Licensed Product. In addition, Fate will use commercially reasonable efforts to meet the milestones shown in Appendix A, and notify Stanford in writing after each milestone is met.

6.2	Missed Milestone. In the event that [***] at least one Licensed Product and [***], Stanford and Fate agree to [***]. The parties will cooperate and use good faith efforts to [***]. Notwithstanding anything to the contrary in Article 16, Fate and Stanford acknowledge that termination of this Agreement under Section 16.3(A)(3) is a remedy of last resort.

6.3	Progress Report. By October 1 of each year, Fate will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government, as applicable, and for Stanford to ascertain progress by Fate toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Fate’s progress toward commercialization of a Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of a Licensed Product, and significant corporate transactions involving a Licensed Product.

6.4	Clinical Trial Notice. Fate will notify Stanford prior to commencing any clinical trials at Stanford.

7	ROYALTIES

7.1	Issue Royalty. Fate will pay to Stanford a one-time, non-creditable, non-refundable license issue royalty of forty thousand dollars ($40,000) upon signing this Agreement; provided, however that the payment of ten thousand dollars ($10,000) paid by Fate under the Exclusive License Term Sheet between the parties effective October 5 2012 shall be credited against the license issue royalty due under this Agreement.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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7.2	Equity Interest. As further consideration, and subject to compliance with federal and state securities laws and other applicable laws, Fate will issue to Stanford 50,000 shares of common stock in Fate pursuant to the terms and conditions of the Stock Purchase Agreement attached hereto as Appendix B to be executed by the parties concurrently herewith. Fate will issue 28.34 % of all shares granted to Stanford pursuant to this Section 7.2 directly to and in the name of the inventors of the Licensed Patents listed below allocated as stated below:

Christopher Garcia – [***]

Aron Levin – [***]

7.3	Repurchase Obligation. If Stanford is to conduct any clinical trial relating to the Licensed Patents on behalf of Fate or any agent of Fate, Fate upon request by Stanford, will repurchase all Stanford’s equity interest in Fate. In such case, Fate cannot begin any such trial until Stanford no longer holds any equity interest in Fate. The repurchase price for any such equity interest will be the fair market value for that equity at the time Fate and Stanford enter into a definitive agreement under which any such clinical research will be performed. Fair market value of publicly traded equity instruments will be determined by taking the average of the closing price for such equity over the thirty (30) days preceding such date. To establish fair market value of non-public equity instruments, the parties will rely on a third-party valuation expert proposed by Fate and reasonably acceptable to Stanford, where it is acknowledged that such third-party valuation expert shall use standard valuation methodologies for not publicly traded securities that are commonly accepted in the accounting industry.

7.4	License Maintenance Fee. On the first and second anniversaries of the Effective Date, Fate will pay Stanford a yearly license maintenance fee of [***] dollars ($[***]). On the third and fourth anniversaries of the Effective Date, Fate will pay Stanford a yearly license maintenance fee of [***] dollars ($[***]). On the fifth anniversary of the Effective Date, Fate will pay Stanford a yearly license maintenance fee of [***] dollars ($[***]). Fate will pay Stanford [***] dollars ($[***]) on each anniversary thereafter. After the first commercial sale of a Licensed Product, such amount shall be fully creditable against Earned Royalties for that year.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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7.5	Milestone Payments. Fate will pay Stanford the following milestone payments:

(A)	[***] dollars ($[***]) upon first US patent issuance, where the [***], under Licensed Patents;

(B)	[***] dollars ($[***]) upon [***] (payable once only);

(C)	[***] dollars ($[***]) upon [***] (payable once only);

(D)	[***] dollars ($[***]) upon [***] (payable once only); and

(E)	[***] dollars ($[***]) upon [***] (payable once only).

7.6	Earned Royalty. Subject to the terms of this Agreement, Fate will pay Stanford earned royalties on a country-by-country basis on Net Sales in countries where the Licensed Product is covered by a Valid Claim. Fate will pay earned royalties of (a) [***] percent ([***]%) on Net Sales of a Licensed Product by Fate, its affiliates and/or sublicensees, [***] under the Licensed Patents; and (b) [***] percent ([***]%) on Net Sales of a Licensed Product by Fate, its affiliates and/or sublicensees, where the Licensed Product [***] under Licensed Patents.

7.7	Royalty Stacking. In the event that Fate incurs royalty or other payment obligations to any third party in order to develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, lease, have leased, import or have imported a Licensed Product within the Licensed Field of Use, then Fate can offset as a credit against earned royalty payable to Stanford under Section 7.6 on Net Sales of such Licensed Product, [***] percent ([***]%) of the amount actually paid to such third parties for sales of Licensed Product; provided, however, that in no event will the earned royalty payable to Stanford under Section 7.6 for Net Sales be reduced by more than [***] percent ([***]%).

7.8	Earned Royalty if Fate Challenges the Patent. Notwithstanding the above, should Fate bring any court action seeking to invalidate any Licensed Patent, Fate will pay royalties to Stanford at [***] as set forth in Section 7.6 during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Fate is both valid and infringed by a Licensed Product, Fate will [***] as set forth in Section 7.6 thereafter.

7.9	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A)	if Fate pays Stanford a $10 maintenance payment for year Y, and according to Section 7.6 $15 in earned royalties are due Stanford for Net Sales in year Y, Fate will only need to pay Stanford an additional $5 for that year’s earned royalties.

(B)	if Fate pays Stanford a $10 maintenance payment for year Y, and according to Section 7.6 $3 in earned royalties are due Stanford for Net Sales in year

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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Y, Fate will not need to pay Stanford any earned royalty payment for that year. Fate will not be able to offset the remaining $7 against a future year’s earned royalties.

7.10	Obligation to Pay Royalties. A royalty is due Stanford under this Agreement for any activity conducted under the licenses granted. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, solely in the event that certain Licensed Products are made or imported, but not sold, before the date this Agreement terminates, and such Licensed Products are then sold after the termination date, Fate will pay Stanford an earned royalty for its exercise of rights based on the Net Sales of such made or imported Licensed Products.

7.11	No Escrow. Fate shall not pay royalties into any escrow or other similar account.

7.12	Currency. Fate will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Fate will make royalty payments to Stanford in U.S. Dollars.

7.13	Non-U.S. Taxes. Fate will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.14	Interest. Any payments not made when due will bear interest at the lower of (a) the [***] or (b) the maximum rate permitted by law.

8	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1	Quarterly Earned Royalty Payment and Report. Beginning with the first commercial sale of a Licensed Product to a Customer, Fate will submit to Stanford a written report (even if there are no commercial sales during such calendar quarter) and an earned royalty payment within forty-five (45) days after the end of each calendar quarter. This report will be in the form of Appendix C and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. With each report Fate will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Section 7.6 and subject to Section 7.9).

8.2	No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Fate is successful, Fate will have no right to recoup any royalties paid before or during the period challenge.

8.3	Termination Report. Fate will pay to Stanford all applicable royalties and submit to Stanford a written report within ninety (90) days after the license terminates. Fate will continue to submit earned royalty payments and reports to Stanford after the license terminates, until all Licensed Products made or imported under the license prior to its termination have been sold.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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8.4	Accounting. Fate will maintain records showing manufacture, importation, sale, and use of a Licensed Product for three (3) years from the date of sale of that Licensed Product, or for such longer period as is required by law. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5	Audit by Stanford. Upon at least fifteen (15) business days’ advance written notice to Fate by Stanford, Fate will allow Stanford or its designee to examine Fate’s records to verify payments made by Fate under this Agreement. Such examination shall not be made more than once each calendar year.

8.6	Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of [***] percent ([***]%) or more for the period being audited, Fate will reimburse Stanford for the audit costs.

9	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1	As of the Effective Date, Stanford represents that it has received the assignment rights from Kenan Christopher Garcia and Aron Levin to the Licensed Patents.

9.2	Negation of Warranties. Except as noted in Section 9.1, Stanford provides Fate the rights granted in this Agreement AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose,

(B)	of non-infringement or

(C)	arising out of any course of dealing.

9.3	No Representation of Licensed Patent. Fate also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent, or

(B)	that the exploitation of Licensed Patent will be successful.

10	INDEMNITY

10.1	Indemnification.

(A)

Fate will indemnify, hold harmless, and defend all Stanford Indemnitees against any third party claim of any kind arising out of or related to the practice of the Licensed Patents by Fate under this Agreement or the

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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material breach of this Agreement by Fate, except to the extent that such third party claims are attributable to the gross negligence or willful misconduct of any of the Stanford Indemnitees.

(B)	HHMI Indemnitees will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Company from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

10.2	No Indirect Liability. Neither party is liable to the other for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise arising out of or in connection with solely this Agreement under any theory of liability, provided, however, that the foregoing will not apply to any right of action for infringement, contributory infringement or inducement of infringement Stanford may have under any applicable law. Stanford will not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

10.3	Workers’ Compensation. Fate will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4	Insurance. Upon initiation of human clinical trials, Fate will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Fate and its sublicensees. The insurance will provide minimum limits of liability of [***] dollars ($[***]) and will include all Stanford Indemnitees and HHMI Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within fifteen (15) days of any request by Stanford, Fate will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Fate will provide to Stanford thirty (30) days prior written notice of cancellation or material change to this insurance coverage. All insurance of Fate will be primary coverage; insurance of Stanford Indemnitees and HHMI Indemnities will be excess and noncontributory.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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11	EXPORT

Fate warrants that Fate will not export or re-export the following, directly or indirectly, to any country, individual or entity except when such export or re-export is authorized in full compliance with the laws and regulations of the United States of America, as applicable:

(A)	the licensed technology or software, or any portion thereof, or

(B)	any foreign produced direct product (including equipment, processes or services) of the licensed technology or software; or

(C)	any foreign produced direct product of a plant or major component of a plant if the direct product of the licensed technology is the plant itself or a major component of the plant.

Applicable laws and regulations may include, but are not limited to, the Export Administration Regulations, the International Traffic in Arms Regulations and the various economic sanctions regulations administered by the U.S Department of the Treasury.

12	MARKING

Before any Licensed Patent issues, Fate will mark a Licensed Product with the words “Patent Pending.” Otherwise, Fate will mark a Licensed Product with the number of any issued Licensed Patent.

13	STANFORD NAMES AND MARKS

Fate will not identify Stanford or HHMI in any promotional statement, or otherwise use the name of any Stanford or HHMI faculty member, employee, or student, or any trademark, service mark, trade name, or symbol of Stanford or Stanford Hospitals and Clinics or HHMI, including the Stanford or HHMI name, unless Fate has received Stanford’s or HHMI’s prior written consent. Permission may be withheld at Stanford’s or HHMI’s sole discretion. Notwithstanding the foregoing, without the consent of Stanford, Fate may state to its actual and prospective investors, strategic partners and sublicensees that it is licensed under the Licensed Patents and identify the inventors, their affiliation with Stanford and their relationship with Fate (if any), and further Fate may comply with disclosure requirements of all applicable laws relating to its business, including, without limitation, United States and state securities laws.

14	PROSECUTION AND PROTECTION OF PATENTS

14.1

Patent Prosecution. Following the Effective Date, Fate will be responsible for preparing, filing, and prosecuting the Licensed Patents (including any interference or re-examination actions) in the Licensed Territory and for maintaining all Licensed Patents using counsel that is reasonably acceptable to both parties, in cooperation and with reasonable advance consultation and input from Stanford. Fate will notify Stanford before taking any substantive actions in prosecuting the claims, and Stanford will provide information, execute and deliver documents and

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do other acts as Fate shall reasonably request from time to time. Fate will reimburse Stanford for Stanford’s reasonable costs incurred in complying with such requests. Stanford and Fate agree to the terms detailed in Appendix D and agree to have Appendix D fully executed by the appropriate parties upon execution of this Agreement. Fate may terminate its obligations with respect to any given patent application or patent by providing written notice of such termination at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights). Commencing on the effective date of the notice to Stanford, Fate shall have no further right or licenses hereunder to such patent application or patent in such country(ies).

14.2	Patent Costs. Within thirty (30) days after receiving a statement from Stanford, Fate will reimburse Stanford:

(A)	for all Licensed Patent’s patenting expenses, including any interference or re-examination matters, incurred by Stanford in prosecuting the Licensed Patents before the Effective Date that have not been previously reimbursed to Stanford; and

(B)	for all Licensed Patent’s patenting expenses, including any interference or re-examination matters, incurred by Stanford after the Effective Date.

14.3	Infringement Procedure. If a party to this Agreement learns of any potential infringement of a Licensed Patent, within sixty (60) days that party will deliver written notice of the possible infringement to the other party, describing in detail the information suggesting such infringement of the Licensed Patent. During the Term of this Agreement and if Fate is actively pursuing development or commercialization of a Licensed Product, Fate may have the right to institute a suit against this third party as provided in Sections 14.4 – 14.8.

14.4	Fate Suit. Fate has the first right, but not the obligation, to respond to, settle, defend and prosecute in its own name and at its own expense, legal actions or suits relating to the Licensed Patents so long as it conforms with the requirements of this Section. Fate will use commercially reasonable efforts in pursuing the suit and Fate will bear the entire cost of any such litigation or settlement, including reasonable expenses and counsel fees incurred by Stanford in connection with the litigation and settlement. Stanford agrees to provide reasonable assistance as requested by Fate including, without limitation, joining such action as a party plaintiff if necessary or desirable for initiation or continuation of such action, provided that Stanford is not the first named party in the action. Fate will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s reasonable input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Fate will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

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14.5	Recovery. If Fate institutes suit or enters into any settlement under Section 14.4, then any recovery in excess of any unrecovered litigation and settlement costs and fees will be shared with Stanford as follows:

(A) any payment for past sales will be deemed Net Sales, and Fate will pay Stanford royalties at the rates specified in Section 7.6;

(B) any payment for future sales will be deemed a payment under a sublicense, and such payment will be shared as specified in Section 4.6.

(C) Fate and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement or non-cash cross-license.

14.6	Joint Suit. If Stanford and Fate so agree, they may institute suit jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs equally;

(C)	share any recovery or settlement equally; and

(D)	agree how they will exercise control over the action.

14.7	Stanford Suit. If Fate does not institute suit against an alleged infringer within six (6) months of receiving written notice of the possible infringement, Stanford may institute suit after notifying Fate in writing at least thirty (30) days before filing any action. Stanford will bear the entire cost of the litigation, including reasonable expenses and counsel fees incurred by Fate in connection with the litigation. Fate agrees to provide reasonable assistance as requested by Stanford including, without limitation, joining such action as a party plaintiff if necessary or desirable for initiation or continuation of such action. Stanford will keep Fate reasonably apprised of all developments in the suit, and will seek Fate’s reasonable input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Stanford will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Fate’s interests without Fate’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

14.8	Abandonment of Suit. If either Stanford or Fate commences a suit and then wants to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and Fate agree on the sharing of expenses and any recovery in the suit.

15	CONFIDENTIALITY AND PUBLICATION

15.1

Treatment of Confidential Information. Stanford and Fate agree that during the Term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to

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any third party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall (i) promptly send a copy of the order or notice to the other party not later than ten (10) days before the proposed disclosure or such shorter period of time as may be reasonably practical under the circumstances; (ii) cooperate with the other party if the other party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for that disclosure. In addition, a party may disclose Confidential Information of the other party to its Affiliates and employees, to sublicensees and potential sublicensees (in the case of Fate), or to other third parties who are investors or potential investors in connection with due diligence or similar investigations or in confidential financing documents, provided, in each case, that any such Affiliate, employee, sublicensee, potential sublicensee or other third party investor or potential investor agrees to be bound by terms of confidentiality and non-use no less stringent than those set forth in this Section 15.

16	TERM; TERMINATION

16.1	Term. Unless otherwise terminated by operation of law or by the parties in accordance with the terms and conditions of this Agreement, the term of this Agreement (the “Term”) shall commence on, and this Agreement shall be in force from, the Effective Date and remain in effect on a country-by-country basis until the last-to-expire or last to be abandoned claim of any Licensed Patent, whichever is later, licensed under this Agreement in such country (the “Patent Expiration Date”). After the Patent Expiration Date, the license granted in Article 3 shall become fully paid-up, royalty-free, perpetual and irrevocable in such country, subject to Section 7.10.

16.2	Termination by Fate. Fate may terminate this Agreement by giving Stanford written notice at least thirty (30) days in advance of the effective date of termination selected by Fate.

16.3	Termination by Stanford.

(A)	Stanford may terminate this Agreement if Fate:

(1)	is delinquent on any report or payment;

(2)	is not actively pursuing development or commercialization of Licensed Product;

(3)	misses a milestone described in Appendix A, provided that termination under this Section 16.3(A)(3) is subject to the provisions of Section 6.2;

(4)	is in material breach of any provision of this Agreement; or

(5)	provides any false report.

(B)	Termination under this Section 16.3 will take effect sixty (60) days after written notice by Stanford unless Fate remedies the problem in that sixty (60) day period.

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16.4	Surviving Provisions. Surviving any termination or expiration are:

(A)	Fate’s obligation to pay royalties accrued or accruable;

(B)	any claim of Fate or Stanford, accrued or to accrue, because of any breach or default by the other party; and

(C)	the provisions of Articles 8, 9, 10, 15 and 20.5 and any other provision that by its nature is intended to survive.

16.5	Effect of Termination on Sublicensees. If this Agreement is terminated for any reason, all outstanding sublicenses not in default will be assigned by Fate to Stanford (but not other non-sublicense contract elements). The assigned sublicenses will remain in full force and effect with Stanford as the licensor instead of Fate.

16.6	Inventory. Upon termination of this Agreement prior to its expiration, Fate shall have the right to dispose of all previously made or partially made Licensed Products, provided that Fate submits royalty reports on the sale of such Licensed Products and pays the earned royalty as required under this Agreement.

17	ASSIGNMENT

17.1	Permitted Assignment by Fate. Subject to Section 17.3, Fate may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger, reorganization, consolidation or other combination, or any other transfer of:

(A)	Fate’s entire business; or

(B)	that part of Fate’s business that exercises all rights granted under this Agreement.

17.2	Any Other Assignment by Fate. Any other attempt to assign this Agreement by Fate is null and void.

17.3	Conditions of Assignment. Prior to any assignment, the following conditions must be met:

(A)	Fate must give Stanford written notice of the assignment, including the new assignee’s contact information, within thirty (30) days of the assignment; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

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(C)	Stanford must have received a [***] dollar assignment fee ($[***]) except that an assignment fee under this Section 17.3 will not apply and will not be payable upon an assignment of this Agreement to an affiliate, or in connection with an acquisition of the assets or sale of Fate related to this Agreement.

17.4	After the Assignment. Upon a permitted assignment of this Agreement pursuant to Article 17, Fate will be released of liability under this Agreement and the term “Fate” in this Agreement will mean the assignee. Subject to the foregoing, this Agreement in binding upon and inures to the benefit of Fate and its permitted successors and assigns.

18	ARBITRATION

18.1	Dispute Resolution. Except as otherwise provided herein, any dispute between the parties arising out of or relating to this Agreement will be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. The parties are not obligated to settle by arbitration any dispute relating to the validity of the Licensed Patents. Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the arbitration provisions set forth in this Article 18.

18.2	Request for Arbitration. Either party may request such arbitration. Stanford and Fate will mutually agree in writing on a third party arbitrator within thirty (30) days of the arbitration request. The arbitrator’s decision will be final and non-appealable and may be entered in any court having jurisdiction.

18.3	Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

18.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

18.5	Patent Validity. Any dispute between Stanford and Fate, or Stanford and a sublicensee of Fate, regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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19	NOTICES

19.1	Legal Action. Fate will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Fate will include with such written notice an identification of all prior art it believes invalidates any claim of the patent.

19.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Fate are mailed to:

Fate Therapeutics, Inc.

Attn: CFO

3535 General Atomics Court, Suite 200

San Diego, CA 92121

All financial invoices to Fate (i.e., accounting contact) are e-mailed to:

accounting@fatetherapeutics.com

Attn: Jessica Francis

3535 General Atomics Court, Suite 200

San Diego, CA 92121

All progress report invoices to Fate (i.e., technical contact) are e-mailed to:

accounting@fatetherapeutics.com

Attn: Jessica Francis

3535 General Atomics Court, Suite 200

San Diego, CA 92121

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.stanford.edu

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All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.stanford.edu

Either party may change its address with written notice to the other party.

20	MISCELLANEOUS

20.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

20.2	Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California without reference to its conflicts of laws principles.

20.3	Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. The parties submit to the jurisdiction of such courts, and waive any claim that such a court lacks jurisdiction over the parties or constitutes an inconvenient or improper forum.

20.4	Headings. No headings in this Agreement affect its interpretation.

20.5	Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee or user of any technology covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

20.6	Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

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The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND

STANFORD JUNIOR UNIVERSITY

Signature	/s/ Luis Mejia

Name	Luis Mejia

Title	Acting Director, Office of Technology Licensing

Date	13 May 2013

Fate Therapeutics, Inc.

Signature	/s/ Scott Wolchko

Name	Scott Wolchko

Title	CFO

Date	2 May 2013

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APPENDIX A

Subject to Fate’s right to extend the timeline for one or more diligence milestone events, as set forth below, Fate shall itself use, or shall cause its Affiliates or sublicensees, as applicable, to use commercially reasonable efforts to diligently proceed to develop and make commercially available at least one License Product in the Licensed Field of Use, consistent with sound and reasonable business practice and judgment, and in accordance with the following:

[***]

Notwithstanding anything to the contrary in this Appendix A, if Fate, its Affiliates or its sublicensees should experience any delay which is caused (in whole or in part) (a) by any requirement by the FDA to generate and/or provide carcinogenicity or other safety data regarding such Licensed Product, or (b) any requirement by the FDA to repeat any clinical trial regarding such Licensed Product, or (c) by the FDA, where such delay was not the result of Fate, its Affiliate’s or its sublicensee’s (i) actions; (ii) failure to abide by FDA instructions; and/or (iii) failure to provide data to the FDA in a form and in an amount consistent with best practices in the industry, then the timeline for all milestone events not yet achieved shall be extended for a period which is equal to the period of such delay.

Notwithstanding anything to the contrary in the Agreement, in the event that Fate is unable to achieve a given diligence milestone according to the applicable timeline as set forth above, Fate may, [***] under the Agreement, extend the timeline by [***] by making a [***] Dollar ($[***]) payment to Stanford (where, for the avoidance of doubt, all later occurring diligence milestone(s) shall also be similarly extended by [***]).

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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APPENDIX B

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 2nd day of May, 2013, by and between Fate Therapeutics, Inc., a Delaware corporation (the “Corporation”), with its principal place of business located at 3535 General Atomics Court, Suite 200, San Diego, CA 92121, and the Board of Trustees of the Leland Stanford Junior University, an institution of higher education having powers under the laws of the State of California (“UNIVERSITY”).

WHEREAS, UNIVERSITY and the Corporation have entered into an Exclusive Patent License Agreement effective as of the 2nd day of May, 2013 (the “License Agreement”);

WHEREAS, pursuant to the License Agreement, the Corporation has agreed to issue to UNIVERSITY thirty five thousand eight hundred thirty (35,830) shares (the “Shares”) of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) in accordance with the terms hereof;

WHEREAS, UNIVERSITY has agreed to accept the Shares upon such terms;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The Closing. The closing for the transactions contemplated hereby (the “Closing”) shall take place at the offices of Goodwin Procter LLP, San Diego, California, on the date hereof or at such other time or location upon which the parties may mutually agree. The Corporation shall issue to UNIVERSITY the Shares at the Closing in consideration for (1) UNIVERSITY’s execution and delivery of the License Agreement, and (2) payment by UNIVERSITY to the Corporation of an amount equal to the aggregate par value of the Shares being purchased by UNIVERSITY hereunder. Promptly after the Closing, the Corporation shall deliver to UNIVERSITY a stock certificate, registered in the name of UNIVERSITY, which shall represent the Shares.

2. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to UNIVERSITY at the Closing as follows:

2.1 Organization. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry out the transactions contemplated hereby.

2.2 Authorization of this Agreement. The execution, delivery and performance by the Corporation of this Agreement has been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered on behalf of the Corporation and constitutes the valid and binding obligations of the Corporation, enforceable in

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accordance with its terms. The execution, delivery and performance of this Agreement, and the issuance, sale and delivery of the Shares, and compliance with the provisions hereof and thereof by the Corporation, do not and will not (i) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Corporation under, the Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended and/or restated from time to time, the “Certificate of Incorporation” and “Bylaws”, respectively).

2.3 Authorization of Shares. The issuance, sale and delivery of the Shares by the Corporation hereunder have been duly authorized by all requisite corporate action of the Corporation, and when so issued, sold and delivered in accordance with the terms of this Agreement, the Shares will be validly issued and outstanding, fully paid and nonassessable.

2.4 Exemptions from Securities Laws. Subject to the accuracy of the representations and warranties of UNIVERSITY set forth in Section 3, the provisions of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) are inapplicable to the offering, issuance, sale and delivery of the Shares by virtue of the exemption afforded by Section 4(2) of the Securities Act, and no consent, approval, qualification or registration or filing under any state securities or “Blue Sky” laws is required in connection therewith, except for such filings which are required or permitted to be made after the Closing and which will be made on a timely basis by the Corporation.

3. Representations and Warranties of UNIVERSITY. UNIVERSITY hereby represents and warrants to the Corporation as of the Closing as follows.

(a) UNIVERSITY is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance of this Agreement. This Agreement has duly executed and delivered on behalf of UNIVERSITY and constitutes the valid and binding obligations of UNIVERSITY, enforceable in accordance with its terms.

(b) UNIVERSITY has not been organized, reorganized or recapitalized specifically for the purposes of investing in the Corporation, and UNIVERSITY is acquiring the Shares for investment and not for, with a view to, or in connection with the distribution thereof.

(c) UNIVERSITY understands that the Shares have not been registered under the Securities Act or any state securities law by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, and that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration. The certificates for the Shares shall bear a legend to such effect.

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(d) UNIVERSITY understands that the exemption from registration afforded by Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act depends upon the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis for sales only in limited amounts.

(e) UNIVERSITY represents and warrants that it (i) has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of privately held companies so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby, (ii) is able to bear the economic risk of such investment, and (iii) is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act. Further, UNIVERSITY is aware of the Corporation’s business affairs and condition and has acquired sufficient information about the Corporation to reach an informed and knowledgeable decision to acquire the Shares.

(f) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of UNIVERSITY in such manner as to give rise to any right, interest or valid claim for any brokerage or finder’s commission, fee or similar compensation.

4. Additional Agreements.

4.1 Right of First Refusal. Before any Shares held by UNIVERSITY or any transferee of UNIVERSITY (either being referred to in this Agreement as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Corporation or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 4.1 (the “Right of First Refusal”).

(a) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Corporation a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer. The Holder shall offer the Shares at the same price (the “Offered Price”) and upon the same terms (or terms as similar as reasonably possible) to the Corporation or its assignee(s).

(b) Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Corporation and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all or any portion of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with clause (c) below.

(c) Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Corporation or its assignee(s) under this Section 4.1 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Corporation in good faith.

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(d) Payment. Payment of the Purchase Price shall be made, at the option of the Corporation or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness, or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Corporation and/or its assignee(s) as provided in this Section 4.1, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 60 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 3 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Corporation, and the Corporation and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f) Assignment. The right of the Corporation to purchase any part of the Shares may be assigned in whole or in part to any stockholder or stockholders of the Corporation or other persons or organizations.

(g) Restrictions Binding on Transferees. All Holders of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Right of First Refusal. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

4.2 Bring-Along Transactions. UNIVERSITY hereby agrees to the following:

(a) In the event of an Approved Transaction (as defined in that certain Amended and Restated Voting Agreement dated October 26, 2012, by and among the Corporation and the stockholders listed as parties thereto (a copy of which shall be provided to UNIVERSITY upon request), as the same may be amended and/or restated from time to time (the “Voting Agreement”)), UNIVERSITY shall be bound by and, at the request of the Corporation, shall comply with all terms and conditions contained in Section 4 of the Voting Agreement to the same extent as the Founders (as defined in the Voting Agreement) are bound thereunder.

(b) In addition to and notwithstanding the foregoing, in the event the holders of a majority of the outstanding shares of equity securities of the Corporation (the “Majority Holders”) determine to sell or otherwise dispose of all or substantially all of the assets of the Corporation or all or fifty percent (50%) or more of the capital stock of the Corporation, in each case in a transaction constituting a change in control of the Corporation, to any third party, or to cause the Corporation to merge with or into or consolidate with any third party (in each case, the “Buyer”) in a bona fide negotiated transaction (a “Sale”), UNIVERSITY shall, at the request of the Corporation, (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer, UNIVERSITY’s Shares on substantially the same

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terms applicable to the Majority Holders (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock) and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale proposed by the Majority Holders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Majority Holders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 4.2(b).

4.3 Market Standoff. UNIVERSITY agrees in connection with the Corporation’s first public offering of Common Stock to the general public that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act (“IPO”), upon request of the underwriters managing such IPO, not to sell, make any short sale of, loan, pledge or otherwise hypothecate or encumber, grant any option for the purchase of, or otherwise dispose of any shares of capital stock of the Corporation, including shares issuable upon exercise or conversion of Convertible Securities (other than those included in the registration) without the prior written consent of such underwriters, as the case may be, for such period of time (not to exceed 180 days, but subject to extension(s) as may be required by the underwriters in order to publish research reports while complying with Rule 2711 of the National Association of Securities Dealers, Inc.) as may be requested by such managing underwriters; provided, that all directors, officers and holders of one percent (1%) or more of the Corporation’s outstanding capital stock are similarly bound; and provided, further, that any early release of any then-current or former officer or director or any holder of one percent (1%) or more of the Corporation’s outstanding capital stock from market standoff agreements similar to the foregoing is apportioned pro rata among all securityholders bound by such market standoff agreements.

4.4 Termination of Rights. The provisions set forth in Sections 4.1 and 4.2 will terminate upon the earlier to occur of (a) the first sale of Common Stock of the Corporation to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act and (b) the completion of a Liquidation (as defined in the Certificate of Incorporation).

5. Miscellaneous.

5.1 Dispute Resolution. For resolution of any dispute arising in connection with this Agreement (each a “Dispute”), the party raising the Dispute shall promptly notify the other party of such Dispute in writing describing in reasonable detail the nature of such Dispute. The parties shall attempt to resolve such Dispute through good faith discussions and negotiation. If the parties are unable to resolve such Dispute within a thirty (30) day period, the Dispute shall be referred to Corporation’s Chief Executive Officer and UNIVERSITY’s Vice Provost for Intellectual Property and Technology Transfer (the “Executives”) for resolution. The Executives shall attempt to resolve such Dispute through good faith discussion and negotiation. If the Executives fail to resolve such Dispute within forty-five (45) days after the Dispute is referred to them, the parties may mutually agree to resolve such Dispute through other informal procedural means, including, but not limited to,

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referral to an independent, neutral third party expert, mediation, arbitration and/or any other procedure(s) upon which the parties mutually agree. Each party agrees that, prior to resorting to litigation to resolve any Dispute, it will confer in good faith with the other party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the Dispute. For the avoidance of doubt, in the event of a bona fide Dispute (for example, a Dispute regarding the existence of a material breach), the period for a party’s performance in relation to such Dispute (for example, the cure of a disputed material breach), and all applicable statutes of limitation and time-based defenses (for example, laches and estoppel), shall be tolled from the date of delivery of written notice of such Dispute until the date of resolution of such Dispute pursuant to this Section 5.1.

5.2 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto and each other person or entity who shall become a registered holder named in any certificate evidencing shares of Common Stock transferred to such holder by UNIVERSITY or its transferees, and their respective heirs, legal representatives, successors and assigns.

5.3 Entire Agreement; Effect on Prior Documents. This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire agreement between the parties with respect to the financing transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings between them with respect thereto.

5.4 Notices. Any notice or communication given by one party to the other in connection with this Agreement shall be sufficiently given if given in accordance with the applicable provisions set forth in the License Agreement.

5.5 Amendments; Waivers. Except as otherwise provided herein, this Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by the written agreement of the Corporation and the UNIVERSITY. A waiver or omission on one occasion shall not constitute a waiver or omission on any further occasion.

5.6 Counterparts, Facsimiles. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Facsimile transmission of execution copies or signature pages for this Agreement shall be legal, valid and binding execution and delivery for all purposes.

5.7 Sections, Headings. Section references herein refer to sections of this Agreement unless expressly provided to the contrary. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

5.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California, regardless of its conflict of laws provisions.

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5.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement under seal as of the day and year first above written.

FATE THERAPEUTICS, INC.

By:	/s/ Scott Wolchko

Name:	Scott Wolchko

Title:	CFO

BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By:	/s/ Katharine Ku

Name:	Katharine Ku

Title:	Director Technology Licensing

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APPENDIX C

SAMPLE REPORTING FORM

Stanford Docket No.

This report is provided pursuant to the license Agreement between Stanford University and Fate Therapeutics.

License Agreement Effective Date:

Name(s) of Licensed Product(s):

Report Covering Period
Yearly Maintenance Fee	$
Number of Sublicenses Executed
Gross Sales	$
Net Sales	$
Royalty Calculation
Royalty Subtotal	$
Credit	$
Royalty Due	$

Comments:

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APPENDIX D

CLIENT AND BILLING AGREEMENT

The Board of Trustees of the Leland Stanford Junior University (“STANFORD”); and Fate Therapeutics, Inc., a Corporation of the State of Delaware, with a principal place of business at 3535 General Atomics Court, Sutie 200, San Diego, Ca 92121, (“COMPANY”); have agreed to use the law firm of Cooley, LLP (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, COMPANY is the licensee of STANFORD’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

1. FIRM can interact directly with COMPANY on all patent prosecution matters related to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions; provided that Stanford’s actions regarding prosecution will promote the goal of obtaining the broadest patent coverage available with respect to the Patents, will be consistent with the goal of obtaining patents that are valid and enforceable and will not be detrimental to the practice of the Patents by Fate.

2. COMPANY is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice COMPANY and must copy STANFORD on all invoices. COMPANY must pay FIRM directly for all charges.

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3. Notices and copies of all correspondence should be sent to the following:

To COMPANY:

Scott Wolchko, CFO

Fate Therapeutics, Inc.

3535 General Atomics Court, Suite 200

San Diego, CA 92121

To STANFORD:

Name

Office of Technology Licensing

Stanford University

1705 El Camino Real

Palo Alto, CA 94306-1106

To FIRM:

Cooley LLP

ATTN: William Christiansen, Ph.D., Esq.

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

4. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

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ACCEPTED AND AGREED TO:

STANFORD

By:	/s/ Katharine Ku

Name:	Katharine Ku

Title:	Director

FATE THERAPEUTICS, INC.

By:	/s/ Scott Wolchko

Name:	Scott Wolchko

Title:	CFO

Date:	7 May 2013

COOLEY LLP

By:	/s/ William T. Christiansen

Name:	William T. Christiansen

Title:	Partner

Date:	5/7/13

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